Exhibit 5.1

[CLEARY GOTTLIEB STEEN & HAMILTON LLP LETTERHEAD]

May 11, 2022

The Clorox Company

1221 Broadway

Oakland, CA

94612-1888

Ladies and Gentlemen:

We have acted as counsel to The Clorox Company, a Delaware corporation (the “Company”) in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form S-3 (Registration No. 333-264693) (including the documents incorporated by reference therein, but excluding Exhibit 25.1, is herein called the “Registration Statement”) and the prospectus, dated May 5, 2022, as supplemented by the prospectus supplement, dated May 5, 2022 (together, the “Prospectus”), relating to the Company’s offering of $500,000,000 aggregate principal amount of 4.400% Senior Notes due 2029 (the “2029 Notes”) and $600,000,000 aggregate principal amount of 4.600% Senior Notes due 2032 (the “2032 Notes” and together with the 2029 Notes, the “Securities”).

The Securities were issued pursuant to an indenture dated as of May 11, 2022 (the “Indenture”), entered into between the Company and U.S. Bank Trust Company, National Association as trustee (the “Trustee”).

In arriving at the opinion expressed below, we have reviewed the following documents:

(a) the Registration Statement;

(b) the Prospectus and the documents incorporated by reference therein; and

(c) an executed copy of the Indenture.

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

The Clorox Company, p. 2

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that the Securities have been validly issued by the Company and are the valid, binding and enforceable obligations of the Company, entitled to the benefits of the Indenture.

Insofar as the foregoing opinion relates to the valid existence and good standing of the Company, it is based solely on confirmation from public officials. Insofar as the foregoing opinion relates to the validity, binding effect or enforceability of any agreement or obligation of the Company, (a) we have assumed that the Company and each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Company regarding matters of the federal law of the United States of America, the law of the State of New York or the General Corporation Law of the State of Delaware that in our experience normally would be applicable to general business entities with respect to such agreement or obligation) and (b) such opinion is subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.

The foregoing opinion is limited to the federal law of the United States of America, the law of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the use of our name in the Prospectus under the heading “Legal Matters”, as counsel for the Company that has passed on the validity of the Securities, and to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated May 11, 2022. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. The opinion expressed herein is rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ Francesca L. Odell
Francesca L. Odell, a Partner